Exhibit 10.24

AMENDMENT OF THE 2006 EQUITY COMPENSATION PLAN

3. Shares Subject to the Plan

(a) Shares Authorized.   Subject to adjustment as described below, (i) the maximum aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under any forms of Grants under the Plan is nine million (9,000,000), (ii) the maximum aggregate number of shares of Company Stock that may be issued under the Plan under Incentive Stock Options is nine million (9,000,000) and (iii) the maximum aggregate number of shares of Company Stock that may be issued under the Plan under Awards other than Options  is nine million (9,000,000). The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be five million (5,000,000). If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised or if any Stock Awards (including restricted Stock Awards received upon the exercise of Options) are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan. Notwithstanding the foregoing, if at any time the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (“Section 260.140.45”), the total number of shares of Company Stock issuable upon the exercise of all outstanding Options (together with options outstanding under any other stock option plan of the Company) and the total number of shares provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the shareholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.